Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2017 Financial Results

ARLINGTON, VA, April 25, 2017 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income of $5.3 million, or $0.22 per diluted share, and non-GAAP core operating income of $14.2 million, or $0.60 per diluted share, for the quarter ended March 31, 2017. A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

First Quarter 2017 Financial Highlights

•	$0.22 per diluted share of GAAP net income
•	$0.60 per diluted share of non-GAAP core operating income
•	$15.83 per share of book value
•	$13.08 per share of tangible book value
•	$0.625 per share dividend

“The Company generated positive results for the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “Despite volatility in the mortgage sector during the quarter, rates ended about flat and tangible book value was generally unchanged from year-end.  Cash returns continued to be strong with an annualized return on tangible equity from core operating income of 18%.  Earnings for the quarter benefited from lower prepayment speeds due to both normal seasonal factors and the sharp increase in rates following the U.S. Presidential election.  However, the benefit to earnings of lower prepayments speeds was offset by higher cost of funding driven by Federal Reserve rate increases, a larger average interest rate hedge position, and lower investment balances at the beginning of the quarter.  Overall, hedged agency investment returns continue to remain attractive, while dampened somewhat from recent levels by increases in short-term funding costs.  The Company remains committed to generating a resilient stream of consistent spread income to support dividends in a tax advantaged manner to its shareholders.”

Other First Quarter Highlights

As of March 31, 2017, the Company’s agency MBS investment portfolio totaled $4,864 million in fair value, consisting of $4,391 million of specified agency mortgage-backed securities (“MBS”) and $473 million of net long to-be-announced (“TBA”) agency MBS.  As of March 31, 2017, the Company’s $4,864 million agency MBS investment portfolio was comprised of the following:

•	$1,889 million of 3.5% coupon 30-year agency MBS
•	$2,975 million of 4.0% coupon 30-year agency MBS and TBA agency MBS

As of March 31, 2017, the Company’s $4,391 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.48 and a weighted average market price of $104.30.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were almost one-half a percentage point as of March 31, 2017, relatively unchanged from December 31, 2016.

As of March 31, 2017, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $469 million and market value of $473 million, resulting in a net GAAP carrying fair value of $4 million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of March 31, 2017, the Company had $4,242 million of repurchase agreements outstanding with a weighted average rate of 1.03% and remaining weighted average maturity of 12 days secured by an aggregate of $4,497 million of agency MBS at fair value.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio was $21.4 million for the first quarter of 2017 compared to $16.8 million for the fourth quarter of 2016, including the amortization of the Company’s net premium on its agency MBS of $7.4 million for the first quarter of 2017 compared to $9.4 million for the fourth quarter of 2016.  The Company’s weighted average yield on its agency MBS was 2.85% for the first quarter of 2017 compared to 2.55% for the fourth quarter of 2016, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.17% for the first quarter of 2017 compared to 12.90% for the fourth quarter of 2016.

The Company reported TBA dollar roll income of $3.4 million for the first quarter of 2017 compared to $6.4 million for the fourth quarter of 2016.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements and put and call options on 10-year U.S. Treasury note futures.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of March 31, 2017, the Company had $1,100 million in notional amount of interest rate swap agreements maturing in less than 3 years with a weighted average pay fixed rate of 1.24% and a remaining weighted average maturity of 2.0 years, $125 million in notional amount of interest rate swap agreements maturing between 3 to 7 years with a weighted average pay fixed rate of 2.09% and weighted average maturity of 4.8 years, and $2,000 million in notional amount of interest rate swap agreements maturing between 7 to 10 years with a weighted average pay fixed rate of 2.01% and a remaining weighted average maturity of 9.1 years.  In addition, the Company had $375 million in notional amount of forward starting two-year interest rate swap agreements that become effective in September and October of 2017 with a weighted average pay fixed rate of 1.13%.

In addition to interest rate swap agreements, the Company also had a series of contracts whereby the Company either purchased or sold put and call options on 10-year U.S. Treasury note futures to mitigate the interest rate sensitivity of the value of its fixed-rate agency MBS portfolio.  As of March 31, 2017, the Company purchased contracts that provide the Company with the option to put 10-year U.S. Treasury note futures to a counterparty with an equivalent notional amount of $700 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.63%, and sold contracts that provide a counterparty the option to call 10-year U.S. Treasury note futures from the Company with an equivalent notional amount of $350 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.35%.  In order to limit its exposure on the sold call options from a significant fall in long-term interest rates, the Company also purchased contracts that provide the Company with the option to call 10-year U.S. Treasury note futures from a counterparty with an equivalent notional amount of $350 million as of March 31, 2017 that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.10%.

As of March 31, 2017, the Company’s private-label MBS portfolio consisted of $1.3 million at fair value.  Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio was $37 thousand for the first quarter of 2017 compared to $0.5 million for the fourth quarter of 2016.

During the first quarter of 2017, the Company recorded net investment losses on its investment portfolio, inclusive of TBA derivative positions, of $0.9 million and net investment losses on its related interest rate derivative hedging instruments of $0.9 million for a net investment loss on its hedged investment portfolio of $1.8 million.  Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment losses on its investment portfolio of $4.3 million and net investment gains on its related interest rate derivative hedging instruments of $4.5 million for a net investment gain on its hedged investment portfolio of $0.2 million, or $0.01 per share.

Corporate Tax Structure

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of March 31, 2017, the Company’s estimated net operating loss carry-forward was $85.1 million that begins to expire in 2027 and its estimated net capital loss carry-forward was $320.0 million that begins to expire in 2019.  The Company’s estimated net operating and net capital loss carry-forwards as of March 31, 2017 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP accounting purposes, as of March 31, 2017 the Company had a deferred tax asset of $65.1 million, or $2.75 per share, which reflects a substantial valuation allowance against its net capital loss carry-forwards.  During the first quarter of 2017, the Company recorded an increase in the valuation allowance of $3.1 million, or $0.13 per diluted share.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.625 per share for the first quarter of 2017.  The distribution will be paid on April 28, 2017 to shareholders of record as of March 31, 2017.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% maximum federal tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, April 26, 2017 to discuss the Company’s first quarter 2017 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$15,775	$54,794
Interest receivable	13,723	11,646
Sold securities receivable	160,431	—
Mortgage-backed securities, at fair value
Agency	4,391,274	3,911,375
Private-label	1,292	1,266
Derivative assets, at fair value	5,546	74,889
Deferred tax assets, net	65,149	73,432
Deposits, net	63,782	11,149
Other assets	3,520	3,003
Total assets	$4,720,492	$4,141,554
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$4,241,855	$3,649,102
Interest payable	2,415	3,434
Accrued compensation and benefits	1,589	5,406
Dividend payable	15,964	15,739
Derivative liabilities, at fair value	6,096	9,554
Other liabilities	4,380	1,247
Long-term unsecured debt	73,712	73,656
Total liabilities	4,346,011	3,758,138
Equity:
Common stock	236	236
Additional paid-in capital	1,911,194	1,910,284
Accumulated deficit	(1,536,949)	(1,527,104)
Total equity	374,481	383,416
Total liabilities and equity	$4,720,492	$4,141,554
Book value per share	$15.83	$16.21
Tangible book value per share (1)	$13.08	$13.11
Shares outstanding (in thousands) (2)	23,652	23,651

(1) Tangible book value represents total stockholders' equity less net deferred tax assets.

(2) Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Interest income
Agency mortgage-backed securities	$30,286	$24,073	$23,917	$23,408
Private-label mortgage-backed securities	37	473	1,655	2,808
Other	20	31	82	135
Total interest income	30,343	24,577	25,654	26,351
Interest expense
Short-term secured debt	8,859	7,231	6,193	5,509
Long-term unsecured debt	1,207	1,205	1,197	1,194
Total interest expense	10,066	8,436	7,390	6,703
Net interest income	20,277	16,141	18,264	19,648
Investment (loss) gain, net
Realized gain (loss) on sale of available-for-sale investments, net	—	2,931	2,439	(593)
Other-than-temporary impairment charges	—	—	—	(1,638)
(Loss) gain on trading investments, net	(4,219)	(122,332)	2,468	27,665
Gain (loss) from derivative instruments, net	2,305	88,285	15,196	(34,381)
Other, net	152	(87)	619	—
Total investment (loss) gain, net	(1,762)	(31,203)	20,722	(8,947)
General and administrative expenses
Compensation and benefits	3,445	2,776	3,430	2,756
Other general and administrative expenses	1,480	1,343	1,200	4,916
Total general and administrative expenses	4,925	4,119	4,630	7,672
Income (loss) before income taxes	13,590	(19,181)	34,356	3,029
Income tax provision (benefit)	8,336	22,255	15,543	(9,865)
Net income (loss)	$5,254	$(41,436)	$18,813	$12,894
Basic earnings (loss) per share	$0.22	$(1.79)	$0.82	$0.56
Diluted earnings (loss) per share	$0.22	$(1.79)	$0.81	$0.56
Weighted average shares outstanding (in thousands)
Basic	23,652	23,167	23,038	23,003
Diluted	23,897	23,167	23,349	23,070
Other comprehensive income (loss), net of taxes
Unrealized losses on available-for-sale securities	$—	$—	$(221)	$(1,006)
Reclassification in investment (loss) gain, net, related to sales and other-than-temporary impairment charges on available-for-sale securities	—	(4,685)	(2,324)	775
Comprehensive income (loss)	$5,254	$(46,121)	$16,268	$12,663

The following tables present information on the Company’s investment and hedge portfolio as of March 31, 2017 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$4,391,274
Net long agency TBA position	472,430
Total	$4,863,704

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$1,841,121	$91,748	$1,932,869	$(43,615)	$1,889,254	$102.61	3.50%	8.2
4.0%	2,369,023	138,860	2,507,883	(5,886)	2,501,997	105.61	4.00%	7.3
5.5%	20	—	20	3	23	111.95	5.50%	5.8
Total/weighted-average	$4,210,164	$230,608	$4,440,772	$(49,498)	$4,391,274	104.30	3.78%	7.7

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 4.0% coupon purchase commitments	$500,000	$521,012	$524,922	$3,910
30-year 4.0% coupon sale commitments	(50,000)	(52,400)	(52,492)	(92)
Total dollar roll positions, net	$450,000	$468,612	$472,430	$3,818

Interest Rate Swaps Currently Effective:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Pay Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,100,000	1.24%	1.10%	0.14%	2.0	$(322)
3 to less than 7 years	125,000	2.09%	1.15%	0.94%	4.8	(117)
7 to 10 years	2,000,000	2.01%	1.09%	0.92%	9.1	(3,709)
Total / weighted-average	$3,225,000	1.75%	1.10%	0.65%	6.6	$(4,148)

Forward-Starting Interest Rate Swaps:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Term After Effective Date (Years)	Fair Value
Effective in September / October 2017	$375,000	1.13%	2.0	$(166)

Options on 10-year U.S. Treasury Note Futures:

	Notional Amount Long/(Short)	Weighted-average Strike Price	Implied Strike Rate (1)	Net Fair Value
Purchased put options:
May 2017 expiration	$700,000	122.5	2.63%	$1,531
Sold call options:
April 2017 expiration	$(250,000)	124.5	2.40%	$(1,289)
May 2017 expiration	(100,000)	126.0	2.22%	(390)
Total / weighted average for sold call options	$(350,000)	124.9	2.35%	$(1,679)
Purchased call options:
April 2017 expiration	$350,000	127.1	2.10%	$94
				$(54)
(1)	The implied strike rate is estimated based upon the weighted average strike price per option contract and the price of an equivalent U.S. Treasury note futures contract.

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.  For the first and second quarters of 2016, core general and administrative expenses also exclude non-recurring expenses related to the 2016 proxy contest that are in excess of those normally incurred for an annual meeting of shareholders.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
GAAP net interest income	$20,277	$16,141	$18,264	$19,648
TBA dollar roll income	3,398	6,426	5,321	3,719
Interest rate swap net interest expense	(5,409)	(4,326)	(5,126)	(4,376)
Economic net interest income	18,266	18,241	18,459	18,991
Core and general administrative expenses	(4,024)	(3,326)	(3,612)	(3,444)
Non-GAAP core operating income	$14,242	$14,915	$14,847	$15,547

Non-GAAP core operating income per diluted share	$0.60	$0.64	$0.64	$0.67
Weighted average diluted shares outstanding	23,897	23,343	23,349	23,070

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
GAAP income (loss) before income taxes	$13,590	$(19,181)	$34,356	$3,029
Less:
Total investment loss (gain), net	1,762	31,203	(20,722)	8,947
Stock-based compensation expense	901	793	1,018	647
Non-recurring proxy contest related expenses	—	—	—	3,581
Add back:
TBA dollar roll income	3,398	6,426	5,321	3,719
Interest rate swap net interest expense	(5,409)	(4,326)	(5,126)	(4,376)
Non-GAAP core operating income	$14,242	$14,915	$14,847	$15,547

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.